AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


                  THIS AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT is made as of July 20, 2006, by and between INSTITUTIONAL DAILY INCOME FUND, a Massachusetts business trust (the "Fund"), on behalf of the U.S. Treasury Portfolio, the Money Market Portfolio, and the Municipal Portfolio and REICH & TANG ASSET MANAGEMENT, LLC (the "Manager").

                                   WITNESSETH:

                  WHEREAS, the Fund and the Manager are parties to an Investment Management Contract dated as of October 30, 2000 (the "Management Contract"), pursuant to which the Manager serves as the investment manger for the Fund's portfolios; and

                  WHEREAS, the Fund and Manager desire to amend the Management Contract to render such investment management services to the U.S. Government Portfolio of the Fund; and

                  WHEREAS, all references to the defined term "Portfolios" in the Management Contract shall now include the U.S. Government Portfolio; and

                  WHEREAS, the Management Contract, as expressly amended hereby, shall continue in full force and effect.

                  NOW, THEREFORE, the parties hereby agree as follows:

1. Paragraph 6 of the Management Contract is hereby amended to include the following text after the last sentence:

                           "With respect to the U.S. Government Portfolio only, this Agreement will become effective on July 20, 2006 and shall continue in effect until March 31, 2008, and thereafter for successive twelve-month periods (computed from each April 1st), provided that such continuation is specifically approved at least annually by our Board of Trustees or by a majority vote of the holders of the outstanding voting securities of each respective Portfolio voting separately, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous Agreements between us covering the subject matter hereof. With respect to each Portfolio, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the outstanding voting securities of each respective Portfolio voting separately, as defined in the 1940 Act and the rules thereunder, or (ii) by a vote of a majority
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                           of our entire Board of Trustees, on sixty days'
                           written notice to you, or by you on sixty days' written notice to us."

The Distributor will in its sole discretion determine the amount of any payments made by the Distributor pursuant to this Agreement; provided, however, that no such payment will increase the amount which the Portfolio, on behalf of the Investor Class, Investor Service Class and Retail Class shares, is required to pay either the Distributor under this Agreement of the Shareholder Servicing Agreement or to the Manager under the Investment Management Contract, the Administrative Services Agreement, or otherwise.

                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT as of the day and year first above written.

                                     INSTITUTIONAL DAILY INCOME FUND




                                     By:/s/Rosanne Holtzer
                                      Name:Rosanne Holtzer
                                     Title:Secretary

                                     REICH & TANG ASSET MANAGEMENT, LLC


                                     By:/s/Richard De Sanctis
                                      Name:Richard De Sanctis
                                     Title:Executive Vice President and Chief
                                           Compliance Officer